EXHIBIT 99.1

Press Release

For Immediate Release

Las Vegas Sands Corp. Announces

Appointment of Chief Financial Officer

Seasoned Financial Executive Adds Extensive Growth Management Experience to

Leadership Team

Las Vegas, NV (November 7, 2008) – Las Vegas Sands Corp. (NYSE:LVS) announced today that Kenneth J. Kay will join the company as senior vice president and chief financial officer.

Kay, who since 2002 has been senior executive vice president and chief financial officer at CB Richard Ellis Group, Inc., the world’s largest commercial real estate services firm, will also serve as the company’s principal financial officer. Mr. Kay will join the company effective December 1, 2008.

“We are incredibly pleased to welcome Ken, a seasoned executive with a wealth of financial experience, to our senior management team,” said William Weidner, president and chief operating officer of Las Vegas Sands Corp. “Ken brings a successful track record of strong leadership of the financial function for Fortune 500 multinational organizations to Las Vegas Sands. His extensive experience is an ideal addition to our management team as we manage our businesses and ongoing developments around the globe.”

“The opportunity to join Las Vegas Sands as it executes its development plans is an incredible opportunity, and I am looking forward to the challenge,” said Kay. “With the company’s significant operations and development plans in the U.S. and Asia, I am confident my broad international financial experience will be valuable to the company and its executive team during this important time.”

Prior to his work at CB Richard Ellis, Mr. Kay most recently held senior executive positions with Dole Food Company, Inc., and Universal Studios Inc. He is a certified public accountant and has a master’s degree in business administration from the University of Southern California.

###

Statements in this press release, which are not historical facts, are "forward looking" statements that are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company's control, which may cause material differences in actual results, performance or other expectations. These factors include, but are not limited to general economic conditions, competition, new ventures, government regulation, legalization of gaming, interest rates, future terrorist acts, insurance, and other factors detailed in the reports filed by Las Vegas Sands Corp. with the Securities and Exchange Commission.

ABOUT LAS VEGAS SANDS CORP.

Las Vegas Sands Corp. (NYSE: LVS) is the leading international developer of multi-use integrated resorts.

The Las Vegas, Nevada-based company owns and operates The Venetian Resort-Hotel-Casino, The Palazzo Resort-Hotel-Casino, and the Sands Expo and Convention Center in Las Vegas and The Venetian Macao Resort-Hotel and the Sands Macao in the People’s Republic of China (PRC) Special Administrative Region of Macao. The company also owns the Four Seasons Hotel Macao and is constructing two additional integrated resorts: Sands Casino Resort Bethlehem™ in Eastern, Pennsylvania; and Marina Bay Sands™ in Singapore.

LVS is also creating the Cotai Strip®, a master-planned development of resort-casino properties in Macao. At completion, the Cotai Strip will feature approximately 21,000 rooms from world-renowned hotel brands such as St. Regis, Sheraton, Shangri-La, Traders, Hilton, Conrad, Fairmont, Raffles, Holiday Inn, and InterContinental.

Contacts:

Investment Community: Scott Henry (702) 733-5502

Media: Ron Reese (702) 414-3607

2